Exhibit 16.1

July 9, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read The Beachbody Company, Inc. statements (formerly known as Forest Road Acquisition Corp.) included under Item 4.01 of its Form 8-K dated July 9, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on July 2, 2021. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

WithumSmith+Brown, PC